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                                                                    EXHIBIT 10.5

                                   IR-99-03
                               MODIFICATION #01

                         ELECTRONIC TAX ADMINISTRATION
                            MEMORANDUM OF AGREEMENT
                     BETWEEN THE INTERNAL REVENUE SERVICE,
                               US AUDIOTEX, LLC

1. INTRODUCTION:

This Electronic Tax Administration ("ETA") Memorandum of Agreement ("Agreement") between the Internal Revenue Service ("IRS") and US Audiotex ("USA"), sets forth the complete agreement of the parties with regard to USA's participation as an "Industry Partner" of the IRS with respect to credit card payments for electronically filed returns (1040 series) during the 1999 filing season which covers the 1998 tax year. The implementation of this Agreement is consistent with the US Treasury's regulations implementing the credit card language included in the Taxpayer Relief Act of 1997 (TRA). The parties agree that, except as provided below, USA agrees to comply with all relevant statutory, regulatory, and administrative requirements relating to the electronic filing program and to the Taxpayer Relief Act of 1997.

2. AUTHORITY:

This Agreement is entered into pursuant to the authority vested in the Commissioner of the IRS by Treasury Order 150-10 to administer and enforce the internal revenue laws and revenue procedures for electronic filing. Authority is also vested in the Commissioner of IRS by the statutory authority 26 U.S.C. 6311(d)(2), to enter into contracts to obtain services related to receiving payment by credit cards.

This Agreement is not an "acquisition" as that term is defined in the Federal Acquisition Regulation ("FAR") 2.101; therefore, the FAR does not apply to this Agreement.

3. BACKGROUND AND PURPOSE:

This Agreement results from the evaluation and selection by the IRS of a proposal received in response to a solicitation or Request for Proposals ("RFP") for ETA Partnerships. Proposals were sought for non-monetary Agreements formally described as approach 2 in the IRS Draft RFP ("DRFP") for ETA contracts and agreements.

The purpose of this Agreement is to engage in a Pilot Test for the 1999 filing season which may result in either the reduction or removal of barriers to use of the existing ETA program.

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4. DEFINITIONS:

N/A

5. APPLICABLE DOCUMENTS:

N/A

6. AUTHORIZED REPRESENTATIVES:

Communication between the Participant and the IRS shall be conducted through the points of contact listed below unless otherwise agreed upon by the parties.

IRS TECHNICAL REPRESENTATIVE:

The IRS Authorized Technical Representative designated for this agreement is:

Linda Rickard
Telephone: (202) 283-6852
FAX:   (202) 283-4786
email: linda.rickard@ccmail.irs.gov

The Technical Representative is responsible for the management of the technical details within the scope of this agreement. This individual shall be responsible for the overall management and coordination of this agreement and shall act as the central point of contact with the Participant. This representative is responsible for the inspection and acceptance of all reports, and such other responsibilities as may be specified in the agreement.

The Technical Representative does not have authority to alter the Contractor's obligations or to change the agreement specifications, terms or conditions. If, as a result of technical discussions, it is desirable to modify agreement obligations or the statement of work, changes will be issued in writing and signed by the IRS Signatory Authority.

The Technical Representative for this agreement may be changed at any time by the Government and without prior notice to the participant.

IRS SIGNATORY AUTHORITY:

The IRS Signatory Authority designated for this agreement is:

Stephen Holden, National Director
Electronic Program Enhancement Office

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The Signatory Authority is the only person authorized to make or approve changes in the requirements of this agreement, and notwithstanding any clauses contained elsewhere in this agreement, the said authority remains solely with the Signatory Authority. In the event the Participant makes any changes at the direction of any person other than the Signatory Authority, the change will be considered to have been made without authority and no compensatory allowance will be made to cover any costs incurred as a result thereof.

PARTICIPANT'S AUTHORIZED REPRESENTATIVE:

Craig White, Account Executive
US Audiotex, LLC
18 Crow Canyon Road, Suite 300
San Ramon, CA 94583
Telephone: 1-800-434-4567
Fax: 1-800-434-4913
email: cwhite@usaudiotex.com

The individual designated above as the Participant's Authorized Representative shall have the authority to agree to changes in the agreement on behalf of the Participant. This individual shall be responsible for the overall management and coordination of this agreement and shall act as the central point of contact with the Government. This individual shall have full authority to act for the Participant in the performance of the agreement and shall meet with the IRS Technical Representative to discuss problems as they occur. The Participant's Authorized Representative shall respond within four work hours after notification of the existence of a problem.

7. DUTIES AND RESPONSIBILITIES OF THE PARTICIPANT:

USA agrees for one year from the date of this agreement, at no charge to the IRS, to provide:

A. Taxpayer access to the credit card transaction processing network employed in the pilot exceeding 95% availability (total number of customers accessing the Participant's credit card transaction network on the first attempt/total number of attempts).

B. Taxpayer access to the credit card transaction processing network from January 15, 1999, 12:01 am eastern time, through April 15, 1999, midnight Hawaii time.

C. Documentation, upon request by the Government, of the transaction processing networks employed in the pilot and the networks' interface including testing certification plan and procedural guide.

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D.    Retention of credit card authorization logs for 72 months from the date of each transaction. The information in such logs shall include the transaction dates, times cardmember account number and expiration date, amount of transaction, and approval code.

E.    Pay credit card discount fees and other transaction fees.

F. A merchant descriptor on the taxpayer's credit card statement indicating the tax payment amount as a unique line item entitled "US Treasury Tax Payment."

G. A merchant descriptor on the taxpayer's credit card statement indicating the convenience fee amount as a unique line item.

H. A report including all daily activity settled under the participating merchant number and sent to the settlement account at US Audiotex's designated financial institution. Reports to the Government shall be done on an ad hoc basis to compare and contrast market patterns and market penetration on a state by state basis. Reports, if requested by the Government, shall include the date that the US Treasury's financial agent accepted each payment, the taxpayer's social security number, and the amount of income tax charged.

I. Conversion of credit card transactions to ACH debit authorizations and settle funds to US Treasury's Financial Agent (FA). The FA will initiate bulk debits to the account established for this purpose. The Participant shall adhere to EFTPS Bulk Filer Procedures and all format specifications provided by the Government on July 29, 1998 and October 7, 1998. No additional format changes are required.

J.    Only guaranteed payments to the government for taxes owed.

K. Prior to transmitting payment settlement data, a file of Taxpayer Identification Numbers (TINs) will be provided to the designated US Treasury Financial Agent (FA) for entity validation. The FA will provide a file to U.S. Audiotex identifying rejected TINs. US Audiotex will contact the taxpayers to notify each taxpayer of rejected transactions. If the FA is unable to validate the TINS within 48 hours of receipt of a file, payment data for the applicable TINs will be transmitted to the IRS through the FA without entity validation. This may require US Audiotex to provide telephone numbers for the taxpayers to the IRS if a TIN subsequently proves to be invalid.

L. A means for taxpayers to call at a later time to confirm payment transaction.

M. All of the information contained in the "US Treasury General Information to Taxpayers Regarding Credit Card Payments" upon request from taxpayers.

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N.    Reports of any material network outages or work stoppages and all reports
      (EDI.X.12) as stated in "bulk debit" specifications received from the Government. No additional "bulk debit" reports are required.

O. Reasonable efforts to make any necessary modifications to software, systems, and services in accordance with its commercial business practices to conform to the provisions of IRS regulations promulgated under U.S.C. 6311(d)(1). This contract is considered modified automatically to conform to the provisions of such IRS regulations.

P. Submit final VRU script related to federal taxes for approval to the IRS by 12/03/98.

Q. Maintain the confidentiality of any information relating to credit card transactions with absolutely no disclosure or use except to the extent authorized by written procedures promulgated by the IRS pursuant to 26 U.S.C. 6311(e)(3). This applies to all employees and contractors associated with US Audiotex.

R. Settle all credit card payment transactions to one account on day four of the payment cycle (the payment cycle begins with a successful call initiated by the taxpayer on day one). The acquiring bank will pay interest to the Treasury's General Fund on all overnight balances to the account at the 90-Day Treasury Bill rate.

S. Status reports (daily, weekly and monthly) containing, at a minimum, the number of taxpayers using the system and total dollar amount of payments sent to the IRS, and any problems encountered.

T. A Pilot Finding Report by June 30, 1999, containing the conduct and findings of the pilot (including any problems, changes made during the pilot, lessons learned and recommendations for improvement), client feedback, recommendations for extended pilot options and resulting or required IRS system procedural changes.

U. Support and facilitation of public awareness efforts related to marketing the pilot. Submit all marketing material to IRS for pre-approval of content.

V. Project plans in accordance with guidelines and other requirements as specified by IRS.

8. DUTIES AND RESPONSIBILITIES OF THE IRS:

The IRS agrees, for the 1999 filing season, to provide:

A. Record specifications necessary for settlement of funds and posting of tax records related to the credit card payments.

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B.    Business requirements in compliance with the regulations governing credit card payments.

C.    No consideration to the Participant for credit card related transactions.

D. Financial agent(s) to act on the IRS's behalf for settlement of funds of individual tax payments. The financial agent(s) will have no authority to access accounts, use information, or place requirements on any person or organization to use the taxpayer's credit card to collect any amount beyond what has been authorized by the taxpayer.

E. A mechanism for returning funds received by credit card payment in order to correct an error (as defined in the US Treasury Regulation T.D. 8795; REG 111435-98) which can be resolved under the Truth in Lending Act, 15 U.S.C. 1666 et. seq. Return of funds received erroneously or without
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      authorization will be made as authorized by section 6311(d)(3)(E) of the
      Internal Revenue Code and in accordance with the implementing credit card regulations.

F. Required information or instructions for the Participant to communicate to taxpayers (including the "US Treasury General Information to Taxpayers Regarding Credit Card Payments").

G.    Required reporting criteria and formats.

9. PUBLIC RELEASE OF INFORMATION:

A. The Participant shall obtain the written permission of the IRS before releasing or using any information regarding work on the Agreement. Information including, but not limited to, product packaging, advertisements, unclassified speeches, articles, press releases, presentations, displays or demonstrations developed or proposed for release to the public must be submitted in their entirety to the IRS. The Participant shall request, in writing, permission to release information describing the scope of the information to be released and the purpose for its release.

B. In the event of a termination for the convenience of the Government, the Government shall be responsible for press releases, jointly prepared with the Participant, declaring the termination of the pilot by the Government. Such releases shall be placed where determined by the Participant; except that the Government reserves the right to either place such releases itself in a reasonable number of new media or paying for the participant's placement of such releases. The Government shall consider the participant's reasonable request for the number of news media to receive such releases. The Government shall also consider the participant's reasonable request that it not issue a public release or public announcement of the termination of the contract for the Government's convenience.

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10. LIABILITY:

A. Each party to this agreement shall be responsible for the acts and omissions of its own employees.

B. The IRS shall not be liable for any injury to the Participant's personnel or damage to the Participant's property unless such injury or damage is due to negligence on the part of the Government and is recoverable under the Federal Tort Claims Act {28 U.S.C. 1346(b)}, or pursuant to other statutory authority.

11. THIRD PARTY RIGHTS:

This Agreement does not confer any rights or benefits on any taxpayer or any third party.

12. PERIOD OF PERFORMANCE AND TERMINATION:

A. This Agreement shall be in effect from the date executed by both parties through October 14, 1999, renewable for one additional one-year option period by mutual consent.

B. During the period beginning January 12, 1998 and ending April 17, 1999, there shall be no opportunity for the Participant, U.S. Audiotex, to terminate this Agreement. Otherwise, this Agreement may be terminated by either party upon 30 days after receipt of written notice signed by either of the signatories to this Agreement or by their successors or designees. The Participant understands that in the event the IRS terminates this Agreement, the Participant has no right to any claim against the Government, including a claim for termination costs.

13. MODIFICATION OF AGREEMENT:

This Agreement is considered modified automatically to conform to any provision of the regulations promulgated under 26 U.S.C. 6311(d)(1). Otherwise, this Agreement may be modified by either party, but only upon mutual agreement. All modifications must be in writing and signed by both of the signatories to this Agreement or by their successors.

14. INSPECTION RIGHTS:

A. The IRS may inspect the work performed by the Participant upon reasonable notice to the Participant's Authorized Representative and in a manner that will not interfere with the Participant's performance of this Agreement. The Participant shall provide access for this purpose to the IRS's Authorized Representatives(s) to the location where the work is being performed. The IRS shall also have the right to inspect the Participant's Report of the work performed as a result of this Agreement. The IRS's

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      Authorized Representative shall provide the results of any inspections to the Participant's Authorized Representative for any necessary resolution.

B. The IRS may evaluate the Participant's performance of this Agreement and may provide the results of this evaluation to the Participant, in writing, on a quarterly basis for written comment and return to the IRS. The evaluation, including the Participant's comments, may be used by the IRS in considering the Participant for future Agreements or Contracts.

15. REMEDIES:

There are no additional remedies other than the termination rights as defined in 11(B).

16. LIMITATIONS:

The terms of this Agreement are not intended to alter, modify, or rescind any current Agreement or provision of Federal law now in effect. Any provision of this Agreement which conflicts with Federal law will be null and void.

17. DISPUTE RESOLUTION:

N/A

18. SIGNATURES:


/s/ Stephen H. Holden                           Date: 1/17/99
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Internal Revenue Service
Stephen Holden, National Director
Electronic Program Enhancement Office


/s/ Kenneth Stern                            Date: 1-19-99
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US Audiotex, LLC
Kenneth Stern, President

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